Exhibit 10.1

CONTRACT OF LEASE

KNOW ALL MEN BY THESE PRESENTS:

This Contract of Lease (this "Contract of Lease") entered into this 15th day of October 2003 at Pasig City, Metro Manila, Philippines, by and between:

FRUEHAUF ELECTRONICS PHILS. CORPORATION, a corporation organized and existing under Philippine laws with offices at 370 Aglipay Street, Mandaluyong City, Metro Manila, Philippines, represented in this act by its duly authorized President, Mr. Antonio K. Litonjua, by virtue of a Board resolution, a copy of which is attached hereto and made an integral part hereof as Annex "A", hereinafter called the "LESSOR";

- and -

ZILOG ELECTRONICS PHILIPPINES, INC., a corporation organized and existing under Philippine laws, with offices at 8460 Dr. A. Santos Avenue, Sucat, Paraňaque City, Metro Manila, Philippines, represented in this act by its duly authorized Vice-President & General Manager, Ms. Rufina M. Borda, by virtue of a Board resolution, a copy of which is attached hereto and made integral part hereof as Annex "B", hereinafter called the "LESSEE";

WITNESSETH: That

For and in consideration of the payment by LESSEE of the rent hereinafter specified and the performance by LESSEE of the covenants and agreements hereinafter agreed to be performed by it, and in accordance with all of the provisions hereinafter set forth, LESSOR does hereby let and demise unto LESSEE and LESSEE does hereby lease from LESSOR, that parcel of land having an aggregate area of 13,000 square meters and more particularly described as follows:

"A parcel of land (Lot 1 of the consolidation-subdivision plan, (LRC) Pcs-24430, approved as a non-subdivision project, being a portion of the consolidation of Lot 1-B-1-B, (LRC) Psd-123283 & Lot 2-C-2, (LRC) Psd-114654, LRC Rec. Nos. 10766 and 34-915) situated in the Barrio of Sucat and San Dionisio, Municipality of Taguig, (now Paraňaque City, Metro Manila (Rizal), Island of Luzon. Bounded on the NE., points 5 to 7, by Lot 1-B-1-A, (LRC) Psd-123283 (now) Dr. A. Santos Avenue, (Sucat Road) and points 7 to 1, by Lot 2 of the consolidation-subdivision plan; on the S., points 1 to 2, by Lot 1-A, Psd-44584; and on the NW., points 2 to 5 by property of Rosendo Salas and Creek; Beginning at a point marked "1" on plan, being S. 21 deg. 37'W., 8828.09 m. from BLLN 1, Mun. of Taguig, Rizal; thence N. 86 deg. 13'E., 127.00 m to point 2; thence N. 11 deg. 31'E., 127.72 m. to point 3; thence N. 72 deg. 20'E., 27.11 m. to point 4; thence N. 28 deg. 11'W., 11.88 m. to point 5; thence S. 75 deg. 09'E., 20.59 m. to point 6; thence S. 71 deg. 10'E., 26.44 m. to point 7; thence S. 14 deg. 45'E., 142.60 m. to the point of beginning; containing an area of THIRTEEN THOUSAND (13,000) SQUARE METERS, more or less. All points referred to are indicated on the plan and are marked on the ground as follows: points 4 to 6, by Old PS and points 2 & 3 by Old PLS and the rest by P.S. Cyl. Conc. Mons. 15x60 cms.; bearings true; date of the original survey, Feb. 16-23, 1915 & April 12, 1928, and that of the consolidation-subdivision survey, executed by Rolando J. Kilala, Geodetic Engineer, on Jan. 20, 1976."

Covered by Transfer Certificate of Title No. S-83454 of the Register of Deeds of Metro Manila District IV, a xerox copy of which is attached hereto and made an integral part hereof as Annex "C" and all buildings and the equipments, machineries and other improvements located therein, as enumerated in the schedule attached hereto as Annex "D" (the land, buildings and the improvements located in the buildings are hereinafter collectively referred to as the "Leased Premises"), together with all the rights, easements and appurtenances thereto and therewith usually held and enjoyed, for a term of five (5) years beginning March 31, 2004 and ending March 31, 2009, subject to renewal and extension by mutual agreement as hereinafter provided :

This Contract of Lease is made upon the foregoing premises and the following agreements, covenants, and conditions, all and everyone of which the LESSOR and the LESSEE agree to keep and perform;

1. Use of Leased Premises - LESSEE will use and occupy the Leased Premises for the lawful business purposes of an electronic manufacturing plant. LESSEE will comply with any and all laws, ordinances, rules and regulations of any government authority in connection with the building CODE and local ordinances for the maintenance and operation of all its improvement, equipment and machineries which are applicable to the conduct of LESSEE's business and the Leased Premises, up and until turnover to LESSOR upon termination of this Contract of L ease.

2. Right to Make Improvements. - During the life of this lease, the LESSEE shall have full rights to the continued possession, enjoyment, use and occupancy, of the Leased Premises herein leased to LESSEE, however ownership of the Leased Premises remains solely with the LESSOR even during the period of this Contract of Lease. Copies of drawings of any new improvements, additions and installation which are submitted to government agencies will be submitted to LESSOR prior to any modifications. LESSEE shall be allowed at its own expense with prior approval by LESSOR, to make any reasonable alterations, modifications or improvements upon the Leased Premises and to construct, make or place new buildings, installations or improvements on the Leased Premises, as LESSEE may in its discretion determine to be necessary, required, convenient or desirable for the business or manufacturing operations. It is hereby expressly understood and agreed that the addition of new buildings, installations or improvements on the Leased Premises shall not be a cause for the revision of the rental.

3. Additional Improvements by the LESSEE. Upon termination or expiration of this Contract of Lease, any such alterations, additions, or improvements that are attached to the land or buildings in a fixed manner in such a way that it cannot be separated therefrom without breaking the material or deterioration of the land or buildings shall become the property of LESSOR, except as may otherwise be agreed upon by LESSEE and LESSOR. All other additions or improvements which may be removed without damage to the land or building shall belong to the LESSEE upon termination or expiration of this Contract of Lease.

4. Survey and Inspection. Immediately after signing of this Contract of Lease , the LESSEE and/or LESSOR shall designate architectural firm R R. PAYUMO + PARTNERS ARCHITECT to conduct a survey to determine the condition of the Leased Premises in accordance with the as-built drawings and plans of the buildings, the installations of improvements as well as the machineries, equipment and accessories covered under this Contract of Lease. Upon termination or expiration of this Contract of Lease, the same architectural firm or such other firm as may be mutually agreed upon by the parties shall conduct an inspection to determine the condition of the Leased Premises to determine whether the condition of the Leased Premises is in the same state as at the start of this Contract of Lease except for normal wear and tear. Any damage to the Leased Premises which are not due to normal wear and tear shall be claimed against the security deposit referred to in Section 5 below. Such agreed plan and list shall form an integral part of this Contract of Lease. All cost of such survey and inspection including any reproduction of plans and report shall be for the account of the LESSEE.

5. Schedule of Rental Payments and deposit - The annual rental rate is agreed at THREE HUNDRED TWENTY SIX THOUSAND FIVE HUNDRED SIXTY-EIGHT & 27/100 (USD $326,568.27) US DOLLARS, subject to 9% escalation cost, payable as follows:

A.) Upon the signing of this Contract of Lease the LESSEE shall pay the LESSOR the total sum of US DOLLARS:FOUR HUNDRED EIGHTY-NINE THOUSAND EIGHT HUNDRED FIFTY-TWO & 40/100 (US$489,852.40), representing advance rental from March 31, 2004 to March 31, 2005 in the amount of USD326,568.27 and security deposit in the amount of US$163,284.13 equivalent to six months current rental to cover for unpaid bills for electricity and telephone, any claims or damages of any kind and nature to the Leased Premises, except for damages due to natural wear and tear.

B.) Thereafter, payment of rentals shall be made in accordance with the following schedule :

Semi-Annual Rental Payment Schedule
ZEPI Sucat Plant

Date	Basic Rate	9% Escalation	Total
January 7, 2005	$163,284.14	$ 14,695.57	$ 177,979.70
July 7, 2005	$163,284.14	$ 14,695.57	$ 177,979.70
January 7, 2006	$177,979.70	$ 16,018.17	$ 193,997.88
July 7, 2006	$177,979.70	$ 16,018.17	$ 193,997.88
January 7, 2007	$193,997.88	$ 17,459.81	$ 211,457.68
July 7, 2007	$193,997.88	$ 17,459.81	$ 211,457.68
January 7, 2008	$211,457.68	$ 19,031.19	$ 230,488.88
July 7, 2008	$211,457.68	$ 19,031.19	$ 230,488.88

C) The security deposit will be released to LESSEE by LESSOR within thirty (30) days after the end of the 5th contract year after turn-over of the Leased Premises to the LESSOR and settlement of all outstanding bills.

6. Taxes, Assessments, and Utility Charges. - Real estate taxes due on the Leased Premises during the effectivity of this Contract of Lease all charges for electricity, water, sewage disposal and gas shall be for the account of LESSEE, as well as withholding taxes due from this Contract of Lease .

7. Insurance. - LESSEE shall procure and maintain a reputable insurance company acceptable to LESSOR for its exclusive benefit for loss of or damage to the Leased Premises equivalent to restoration value of the Leased Premises as per Asian Appraisal report dated March 5, 2003 - in the amount of [US Dollars2,550,000.00] upon the effectivity of this Contract of Lease. LESSEE shall furnish LESSOR with a copy of the insurance policy within thirty (30) days from the execution of this Contract of Lease and within thirty (30) days after every renewal period. Insurance proceeds shall be used by the LESSOR for the repair of the Leased Premises to its condition before such damages or losses occurred.

8. Liability, Indemnity. - LESSEE shall be liable for any injury to or death of persons and for any loss of or damage to property caused by the negligent acts of omissions of its agents, employees or invitees. LESSEE shall indemnify and save LESSOR harmless against any and all liabilities, claims, demands, actions, costs, and expenses which may be sustained by LESSOR by reason of the causes for which LESSEE is liable pursuant to this section .

9. Warranties by LESSOR. - LESSOR covenants and warrants that it has the legal title over the Leased Premises and has legal right to enter into this Contract of Lease, that it will maintain LESSEE in full and exclusive possession of the Leased Premises, and that if LESSEE shall perform all the agreements, covenants and conditions required by this Contract of Lease to be performed by it, LESSEE may freely, peaceably and quietly occupy and enjoy the Leased Premises without molestation or hindrance, lawful or unlawful, of any person whomsoever.

10. Default by LESSEE - If LESSEE shall fail to perform any duty or obligation imposed upon it by this Contract of Lease and such default continues for a period of thirty (60) days after written notice thereof has been given by LESSOR, then and in such event, the LESSOR may at its option, terminate this lease without prejudice to its right to recover damages and the value of the remaining rental on the five year lease . However, in case of pre-termination by LESSEE of the Contract of Lease for economic reason that require cessation or termination of its business in the Philippines without violating any condition on this Contract of Lease, LESSEE shall be liable for the pre-termination in an amount equal to US$630,276.00 (50% of the total rentals for the 5 years less the amount paid as security deposit and advance rentals) or the rentals for the remaining number of months, whichever is lower..

11. Assignment, Subletting. - LESSEE shall have the right to assign this Contract of Lease or to sublet the Leased Premises or any building and improvement or other portion thereof, with the written approval of the LESSOR, provided, however, that no such assignment or subletting shall relieve LESSEE from its duty to fully perform all of the agreements, covenants, and conditions set forth in this Contract of Lease.

12. Sale, Assignment, or Mortgage by LESSOR. - LESSOR agrees that it will give at least thirty (30) days prior written notice of any sale, assignment or mortgage of the Leased Premises. In the case of any sale, assignment or mortgage, such sale, assignment or mortgage shall be subject to the terms and conditions of this Contract of Lease and LESSOR hereby represents that it shall cause the deed of any sale, assignment or mortgage to contain a specific provision that the vendee, assignee or mortgagee has knowledge of this Contract of Lease, that the sale, assignment or mortgage is subject to its terms and conditions and the latter agrees to be bound by the same. Moreover, LESSOR hereby grants to the LESSEE, or its duly qualified designee or assignee, a right of first refusal to purchase the Leased Premises under the same terms offered by a bona fide purchase or assignee thereof.

13. Renewal or Extension. - This Contract of Lease may be renewed for another period of five (5) years under such terms and conditions as may be mutually agreed upon by LESSOR and LESSEE, provided that the LESSEE, at least one hundred fifty (150) days prior to the expiration of the term of this Contract of Lease, gives the LESSOR written notice of such intention to renew.

14. Notice. - (a) Any notice or demand required by the provisions of this Contract of Lease to be given to LESSOR shall be deemed to have been given adequately if sent by certified mail to LESSOR at the following address:

FRUEHAUF ELECTRONICS PHILS. CORPORATION

370 Aglipay Street

Mandaluyong City, Metro Manila

Philippines

(b) Any notice or demand required by the provisions of this Contract of Lease to be given to LESSEE shall be deemed to have been given adequately if sent by certified mail to LESSEE at either address:

ZILOG ELECTRONICS PHILIPPINES, INC..

8460 Dr. A. Santos Avenue

Sucat, Paraňaque City, Metro Manila

Philippines

ZiLOG, INC.

532 Race Street

San Jose, California

USA 95126

(c) Either party shall have the right to change its address as above designated by giving to the other party thirty (30) days notice of its intention to make such change and of the substituted address at which any notice or demand may be directed to it.

15. Covenants to Bind Respective Parties. - This Contract of Lease and all of the agreements, covenants, and conditions contained herein shall be binding upon LESSOR and LESSEE, upon their respective heirs, executors, administrators, successors, and assigns.

IN WITNESS WHEREOF, LESSOR and LESSEE have caused these presents to be executed by their duly authorized officers on the day and year first above written.

FRUEHAUF ELECTRONICS

PHILS. CORPORATION

By:

ANTONIO K. LITONJUA

President

ZILOG ELECTRONICS PHILIPPINES, INC.

By:

RUFINA M. BORDA

Vice-President/General Manager

BRUCE DIAMOND

SVP & COO

SIGNED IN THE PRESENCE OF:

Jesus SJ Felipe

Frederico M. Salgado

ACKNOWLEDGMENT:

REPUBLIC OF THE PHILIPPINES)

________ ) S.S.

BEFORE ME, a Notary Public for and in the ____________, this ____ day of ____________ 2003, personally appeared:

Name	Community Tax Cert. No	Date/Place Issued
ZiLOG Electronics Phils. Inc.	00132818	1/06/2003/Paranaque City, M.M.
Rufina M. Borda	202219033	2/16/2003/Paranaque City, M.M.
Fruehauf Electronics Phils. Corp.	00140768	1/19/2003/Mandaluyong City
Antonio K. Litonjua	193883326	5/22/203/Mandaluyong City

known to me and to me known to be the same persons who executed the foregoing Contract of Lease and who acknowledged to me that the same is their free and voluntary act and deed as well as that of the corporation they represent.

WITNESS MY HAND AND SEAL on the date and place first above written.

Doc. No. _____;

Page No. _____;

Book No. _____;

Series of 2003.